Exhibit 99(i)

100 Park Avenue Suite 2000 New York, NY 10017 T: 212.812.4124

October 30, 2026

Board of Trustees of Spinnaker ETF Series

116 South Franklin Street

Rocky Mount, NC 27804

Subject:	Post-Effective Amendment No. 180 to the Registration Statement on Form

N-1A relating to Spinnaker ETF Series, a Delaware statutory trust

File Nos. 333-215942; 811-22398

Ladies and Gentlemen:

We have acted as counsel to Spinnaker ETF Series, a Delaware statutory trust (the “Trust”), including its new series, the Tuttle Capital AI Bottleneck ETF (the “Fund”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 180 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 183 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.	The shares of the Fund will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, By-Laws and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Fund.

2.	The Fund’s shares will be issued against payment therefor as described in the Fund’s then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the Fund to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

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We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP